BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Exhibit 99.1

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the BofI Holding Inc. conference call to discuss a recent media report.

(Operator Instructions)

This conference is being recorded today, Wednesday, October 14, 2015. Now I would like to turn the conference over to Johnny Lai, VP of Corporate Development and Investor Relations, BofI Holding Inc. Please go ahead, sir.

Johnny Lai - BofI Holding Inc - VP of Corporate Development and IR

Thank you, Stephanie, and good afternoon, everyone. With me today are the Company's President and Chief Executive Officer, Greg Garrabrants, and Executive Vice President and Chief Financial Officer, Andy Micheletti. Greg will provide prepared remarks, and both Greg and Andy will be available to answer questions thereafter.

Before we begin, I would like to remind listeners that remarks made on this call may contain forward-looking statements that are subject to risks and uncertainties, and that management may make additional forward-looking statements in response to your questions. Therefore, the Company claims the Safe Harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements related to the business of BofI Holding Inc. and its subsidiaries can be identified by commonly used forward-looking terminology, and those statements involve unknown risks and uncertainties, including all business related risks that are detailed in the Company's filings on Form 10-K, 10-Q, and 8-K with the SEC.

This call is being webcast, and there will be an audio replay available in the Investor Relations section of the Company's website located at bofiholding.com. Details for this call were provided on the conference call announcement, and in today's release. At this time, I would like to turn the call over to Mr. Greg Garrabrants who will provide opening remarks. Greg, please begin.

Greg Garrabrants - BofI Holding Inc - President & CEO

Thanks, Johnny. Yesterday I received a copy of a complaint that was not file-stamped from the New York Times reporter that initially wrote a story about the Bank at the end of August. The New York Times reporter had received a complaint from the plaintiff's attorney who filed it. The complaint recycles old, baseless, and factually inaccurate allegations from an inexperienced, underperforming, junior audit team member who had been with the Bank for a short period of time. The complaint is riddled with evidence of basic misunderstandings, inaccuracies, out-of-context statements and illogical conclusions.

This junior disgruntled employee stated that he has contacted a variety of federal agencies, and that they have taken no action. Having failed in his attempt to get administrative agencies to act, he has turned to a stunt of filing a baseless lawsuit that was distributed first to the New York Times, rather than served on the only counter-party in the action. Additionally, Mr. Erhart asserts that he not only discussed in detail his issues with the OCC telephonically, but he met with them numerous times, and he provided a significant number of documents to them during our March 2015 examination.

As I have previously discussed, subsequent to these discussions that Mr. Erhart had with the OCC, the OCC approved our purchase of First Marblehead deposits in March of 2015, the same month that Mr. Erhart had talked to the OCC, and we also received approval for the H&R Block transaction on September 1. There are no regulatory issues of any kind that have arisen from Mr. Erhart's contact with the OCC.

Turning to specific allegations in the complaint, the Bank has never misstated its financials. And, at the time, the plaintiff was working at the Bank, he never made such an accusation. The plaintiff and plaintiff's counsel understand

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

that they have no reasonable basis to make these serious claims today, so they have qualified their entire complaint with the word, “potentially.”

The Bank presented the 2015 business plan to the Board of Directors in July 2014 for approval, at which time it was discussed in detail and approved. The plaintiff was not familiar with business plans. The delay in obtaining the proper evidence for his own file was due to his own confusion.

Today, and at no time during which the plaintiff was employed by the Bank, did the Bank have 25% of its total deposits with only four customers, and nine customers with 40% of total deposits. The plaintiff did not understand the Bank's management reporting system, and all management interactions were designed to ensure that accurate data is presented to Bank’s constituents. The top four customers and top nine customers represent approximately 3% and 5% of total deposits, respectively, at the quarter ended June 30, 2015.

The Bank has never omitted a calculation which would impact the allowance for loan loss and leases. After reviewing the plaintiff's internal audit, it was clear that he did not understand which of the Bank's loan types had unfunded commitments, and that he did not understand the Generally Accepted Accounting Principles that would apply to this area. A review by the Bank's external auditors and examiners conclude that there are no significant findings.

It is important to note that we are a results-oriented culture, where poor performers are given an honest assessment of their shortcomings. Several elements of this allegation are factually inaccurate with regard to Mr. Ball's discipline procedures that were applied to him. First, the audit committee determines auditor compensation and bonuses, not the management team. Second, Jonathan Ball conducted Mr. Erhart's reviews, not Mr. Tolla, during his tenure, and communicated the results to the audit committee along with his recommended bonus.

During the 2013 performance review period, which was the first time Mr. Erhart received a performance review in June, and a performance review in December, which was Erhart's first full cycle review -- so he wasn't at the Bank that long -- Mr. Ball noted that Erhart’s “audit work would not experience as many delays if he improved his communication skills, and did not wait for email responses from business units”. In other words, Mr. Ball wanted him to get up and talk to people, because his emails were often incoherent and they did not elicit responses because of their incoherence.

During December 2014 review cycle, Mr. Ball, apparently, using a once-is-a-mistake, twice-is-a-habit rationale, was more direct in his criticism of the reliance on email alone to collect information. He indicated in the review that Erhart needs to quote, “use meetings and collaboration”, end quote, to ensure that quote, “audit does not drag on”. And that he continues to discourage him from drafting long emails, when a conversation would be more appropriate. Erhart was rated, ‘needs development in certain areas’, as a result of these and other various shortcomings.

With the regard to failure to disclose tax identification numbers, the alleged failure to disclose tax identification numbers to the OCC, the Bank did in fact respond to an OCC request pertaining to the deposit accounts without TINs, by stating that we do not have any. The request was under the heading CIP, Customer Information Program, and was related to deposit accounts.

Despite our confidence in the veracity of our response, the Bank also turned over a list of approximately 150 non-resident alien customer loans, each of which did not have TINs, though we did so under a more general catch-all request for information found elsewhere in the OCC letter. Mr. Erhart's complaint itself noted that factual disconnect. He states that he saw a folder under the heading, BSA, with approximately 150 to 200 accounts where the borrower did not have a TIN. That folder was prepared for and delivered to the OCC in response to the catch-all request for BSA information.

Mr. Erhart alleges that his Microsoft Outlook access was threatened. That's not correct. All Bank staff including the internal audit team and all staff has full and unfettered access to Microsoft Outlook, and there's not a shred of factual basis to this allegation.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

It is unfortunate that a coordinated and baseless set of allegations could cause loss to our shareholders. But the Bank's core business has never been stronger, and we continue to see strength in our margin, asset growth, and earnings per share. We look forward to reporting a strong record quarter that beats analyst expectations. With that, I will take questions.

QUESTIONS AND ANSWERS

Bob Ramsey - FBR & Co. - Analyst

Hey, good afternoon, and thanks for doing the call, and taking the questions. I guess, I wanted to make sure I'm clear. I think you guys did talk about on September 2 call. But this employee did make all these concerns aware to the examiners, not only examiners sort of on a remote whistleblower line, but those that were in the office performing your last Bank regulatory exam, and they did investigate all of his concerns. And coming out of that process, do you know -- they let you guys know that basically they'd completed that review? Could you just review that that's about right?

Greg Garrabrants - BofI Holding Inc - President & CEO

That is correct.

Bob Ramsey - FBR & Co. - Analyst

Okay. And so, they've let you know that there is nothing ongoing related to these concerns that he raised, that they are still investigating at this point?

Greg Garrabrants - BofI Holding Inc - President & CEO

The OCC comes in and regularly reviews the Bank. If any of these things were true, we wouldn't have gotten our two acquisition deals done. You can take that as confirmation given that we got those deals done. One deal was done in the month that these allegations were made. We have great regulatory relations. We are under no regulatory orders, no regulatory restrictions on our business, and we continue to have great dialogue with our regulators. And there is no truth to any of these allegations that we did not provide information.

Bob Ramsey - FBR & Co. - Analyst

Okay, great. And then, in terms of the allegation that you all are doing business with customers that are on BSA-- do not touch list. I mean, you were all sort of complimented previously on your BSA practices after the last exam, isn't that right?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes, I have said that and that was a factually accurate statement. We do not do business with customers on the prohibited OFAC list. That's actually quite an easy thing to avoid, and that is a baseless allegation. Erhart had provided a series of loans that he had thoughts about to examiners at the prior examination, and they were reviewed.

Bob Ramsey - FBR & Co. - Analyst

Okay, perfect. One other question on the deposit front, I appreciate you all giving the updated numbers on really what your biggest deposit customers represent as a percent of deposits. But any sense of maybe what accounts for the discrepancy or the misunderstanding was? Because to go from 40% to 5% is a massive shift.

Greg Garrabrants - BofI Holding Inc - President & CEO

You're making the assumption that there is an attempt to actually have a good faith effort to reveal the truth here, and that is fundamentally mistaken as to what is going on. We will see ultimately what sort of payments are flowing to pa

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

rticipants here. And I don't want to make allegations at this time until we further review this suit. But I will guarantee you in my view anyway, by the time we are done, we will find a coordinated effort with the media, with short-sellers, and with Mr. Erhart to provide a variety of material non-public information to individuals who ultimately have been worried about the dollar sign. But they are going to have to remove the [S]. So instead they can be worried about tiny bars.

There's a lot more going on here, and we have absolutely nothing to hide, and I am extremely unhappy with these sort of factual inaccuracies. And so, obviously, I look forward to attributing some component of our share price decline, and ensuring that the John Doe's name will include all the short-sellers who are participating in this action, appropriately reward the Bank and the shareholders for any losses they took today.

No, the deposit concentration statement doesn't make any sense. It never made any sense, and doesn't make any sense now. There are other statements that make no sense. I don't really truly believe, for example, with regard to other allegations that Mr. Erhart actually doesn’t know the difference between deposit accounts and loans. He wasn't a great auditor, I will give you that, but he does know the difference between deposit accounts and loans, yet he conflates those two.

And because he had these discussions with the OCC, clearly they communicated things back to him. So the assumption that somehow these are misunderstandings is just simply not correct. It is a coordinated effort, and unfortunately there have been a lot of these efforts, but this one happened to be successful. And I feel badly for our shareholders for that. But I think that you are fundamentally misunderstanding what is going on here, if you're thinking that he is pursuing some sort of quest for truth, and not material advantage here.

Bob Ramsey - FBR & Co. - Analyst

All right. That's helpful, Greg. I appreciate all the color.

Greg Garrabrants - BofI Holding Inc - President & CEO

Thank you.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Good afternoon. Thank you for taking questions during this call. Just a couple of questions, and some of them have already been asked. Could you answer in terms of the deposits, you told us that the top three customers are 3%, and top 9 are 5%, respectively. Could you just size up, the size of your biggest customer relationships at the Bank so that we have that information for the record?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes, I will let you go ahead, Andy

Andrew Micheletti - BofI Holding Inc - EVP, CFO

Sure. The largest uninsured size is about $30 million with a 1031 exchange company.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

And that is multiple accounts, one relationship?

Andrew Micheletti - BofI Holding Inc - EVP, CFO

Yes, it is multiple underlying customers.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Great. And also, in terms of the OCC examination that was already done, answered, asked, moved on, approved the deals. So have you had a chance to talk to your regulators today about this situation and gotten comfort from them, that they view this as you do, that is a serious lawsuit?

Greg Garrabrants - BofI Holding Inc - President & CEO

One of the things, in my conversations with regulators today -- they always want to make sure that we ensure that we have confidentiality of our communications with them. But these allegations are exactly the same ones that were made by Erhart at the time of the March reviews. You should feel very, very comfortable that these are non-issues for the regulators. You should feel very comfortable with that.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, very good. And last question, and I'll step back. Could you go over the time line of Erhart leaving the Bank. He claims to have left, not voluntarily. Did he leave voluntarily? If you could just clarify that side of the story?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes -- so we had been provided some feedback about his performance. I went down to talk to him about it, and figure out what was going on. He went on some sort of family medical leave. He got a note from, some sort of doctor, I don't know. And the note that he filed said that he needed medical leave.

So he went on medical leave, and then we conducted an investigation of what he was doing. We talked to the audit committee to it figure out -- because he was doing a lot of things that he clearly was not competent to do and were outside his audit scope. And so, I don't run internal audit side, it reports to the audit committee. But I was asking them what was assigned to him? And, why was he so incompetent at what he was doing, and these sorts of things. And he was sort of moving around not finishing anything.

He didn't finish many audits -- he had about 25% of the completed audits that the other audit team members did. This is shocking, a shockingly low level of performance. And at that time, we were looking into what was happening. We did not fire him. We were asking him, when he was ready to communicate with us, to allow us to conduct our internal investigation of his efforts. He failed to provide a subsequent medical form, from whatever medical authority he had found to give him this medical form. And at that point in time, his medical leave expired.

So we were willing to very much listen to his story. We found a variety of information that he sent to people that did not make any sense. We found significant oddities in some of the things he was doing, and so we were interested in talking with him about it. And he didn't give us the opportunity to do that, because he refused to answer any questions.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

No, go ahead, sorry.

Greg Garrabrants - BofI Holding Inc - President & CEO

Although he ultimately returned his laptop, he refused to answer any questions when he returned his laptop.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

So we take that, to interpret that he let his own employment lapse?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes, that is correct.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Okay. And then, final question, and I'll step back. Could you comment on the paragraph in this complaint about the plaintiff was able to readily uncover information that many of the borrowers were notorious criminals? That is such a colorful statement.

Greg Garrabrants - BofI Holding Inc - President & CEO

Well, there are other colorful statements -- he accuses me of money laundering, and questioned where money came from in certain accounts, when you can clearly see a Form 4 filed with that information. So it's one of many colorful statements. And as I said, if you're take a look, the share price reduction is its own benefit. This complaint is riddled with nonsense. There were a couple of borrowers, maybe three, that subsequent to the time that we made the loan, had some involvement in either an investigation of some kind or some sort of criminal inquiry. These were all single family loans.

Any of that information about those allegations of criminality of these few borrowers were not apparent at the time diligence was done on the loans. The idea, in and of itself that any these customers didn't have substantive other banking relationships is not accurate. And the idea that somehow the New York Times mentions that we have three borrowers out of thousands of borrowers who had some subsequent criminal issue well after the loan is made is solely related to this attempt to have the short-sellers gain some benefit.

You're right, it's salacious, but it's also really irrelevant. And the fact is, obviously -- we didn't have deposit accounts for these customers. So you're saying that they didn't have deposit accounts anywhere else? It really is sort of an embarrassing one-sided presentation. But look, you have to say that it was effective today. And so, despite its silliness really, if you think about it logically, it was effective.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Okay. Thank you very much. I will step back now.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

Hey, guys. Thanks for hosting this call.

Greg Garrabrants - BofI Holding Inc - President & CEO

Sure, Andrew.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

Just a few questions from me. Just curious, it looked like he was talking to the OCC in Denver. And I mean, I thought the -- or I was under the impression that the OCC in DC was the one that was working on the approval of Block deal. I was just curious, how much conversation between the two offices might be, and just to confirm that they were talking to each other, if you even know?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes, I would say, that clearly, the way that I can speak in generalities about how applications work, and that's absolutely the case, that if the district is not supportive, then the application is not going to go forward. The district then forwards application to the national office. At which point in time, the national office's recommendations are confirmed. So I think it would be very difficult, just speaking broadly, that there would be any chance that that wouldn't have happened.

But this is clear, right in the face of this, we had our deal approved. We are approved to process an incredible percentage of tax refund transactions for a huge portion of the country that this is -- as I've said it is, we don't have any regulatory

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

issues with our business. Business has never been better. With minimal contributions from Block, we are looking at 30% plus EPS growth, and then you add Block on top of that.

We are going to have an absolutely fantastic year. And there has not been corner-cutting at this Bank. The investments we have in compliance, infrastructure, the culture we have, is fantastic. And so, it's unfortunate that they were able to get some traction, and they had been at it for a long time. But yes, we'll get through it, and performance will win out.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

Okay. And then, could you just discuss -- the part in the complaint about John Ball abruptly resigning? In response to what?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes, sure. Unfortunately, Jon had to deal with an auditor who was doing a lot of things that he turned out to be unqualified to do. And even though John had downgraded him, and given him specific feedback on his performance, and the fact that he had done such a few number of audits, this obviously caused John to come in for some discussion about how that management had occurred. John Ball talked with the audit committee and the regulators when he was done working at the Bank. John Ball didn't make any of these allegations of wrongdoing.

These are Erhart's allegations. John, I think, was tired of this. He had actually suggested earlier that Erhart be fired, and we wanted Erhart to finish up his discussions with the OCC. So we did not accept Mr. Ball's recommendation that Erhart be fired.

But there was a lot of concern because -- Mr. Erhart, as we go through all of this, what you'll see is that Mr. Erhart had a very belligerent manner with his emails. He had a belligerent manner with people in general. And what would happen is that there would often be very negative feedback communicated to John Ball about his interactions. Which is why, when I was discussing Mr. Erhart's performance reviews, I said, this is a polite way of saying, he needs to use meetings and collaboration to ensure that audits do not drag on, and Jon continues to discourage him from drafting long emails when a conversation would be more appropriate.

That performance review could have read, your emails caused me a firestorm with their lack of structure, their lack of coherence, and their lack of basic understanding of the things that you're looking at. If you go and actually talk to somebody, because you're a very junior person, you will learn something. And if you learn something from someone who knows a lot more than you, then you might not have this sort of negative reaction that you did. So that's kind of how all of that went.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

Okay. And then, just one last question from me. So it sounds like the spreadsheet that he mentioned, that he didn't see the TINs in them. What -- and just a clarification for your prepared comments, were they elsewhere at the Bank.

Greg Garrabrants - BofI Holding Inc - President & CEO

No, no, this is a wonderful example. The OCC was asking for deposit information. And we don't have any foreign deposit accounts that lacked TINs. And so, it was an accurate response to say, to the deposit question, that no TINs were missing on deposit accounts.

Now in a separate request for information, in a separate area, in an abundance of caution, they asked for general BSA items. We included a spreadsheet of review of around 150 non-resident alien loans that did not have TINs, but we sent that also to the OCC. This was what Erhart saw. It was provided to the OCC. There are no issues with any of this.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

From his performance reviews, he's not winning auditor of the year. However, I think he understood this, or he just saw it out of context and wasn't paying attention. But here's a bigger problem with this, okay? He wasn't assigned to audit this area.

So normally when you have a junior auditor the way this would work is they would actually get assigned an audit that would have a certain set of things he would look at. Then that auditor would be supervised by someone who has more experience. And when he sees something, he would talk to that person with more experience. And then, if he thought he was not getting something resolved, he would go to the audit committee, or he could see someone else in the organization, and say hey, I'm misunderstanding this. He did none of those things.

And so, the problem is, he routinely misunderstanding basic things, and this is a perfect example of this. And even when you read his complaint, it's funny because we don't call loans accounts. Now I'm not going to get into an epistemological argument of whether accounts can be loans, and loans can be accounts. But the way that the common nomenclature is utilized is that you talk about loans as loans, and accounts are deposit accounts.

His complaint read -- plaintiff saw a spreadsheet in the BSA folder disclosing approximately 150 accounts where the borrower does not have a TINs. Well, to be clear, none of those were deposit accounts, and so the word, borrower, makes clear he was talking about loans.

And so, what he was doing, is outside of an audit of anything he was working on, he decided to look in the BSA folder, found a spreadsheet that was given to the OCC in a different section, and decide that this was a big issue. Which is why there is not a lot of thinking from third parties that he is actually a whistleblower. It is right to call him a disgruntled employee - that is the right thing to call this guy.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

Interesting. Well, thank you so much.

Greg Garrabrants - BofI Holding Inc - President & CEO

It's shocking right, but that is something -- but you have to remember again, when something does not make sense about the reaction, it's because there is some interest behind it. He doesn't have money to fund a suit like this. And we have to find out who is funding it, and that's going to be a very interesting and fun opportunity for us.

Andrew Liesch - Sandler O'Neill & Partners - Analyst

All right. Well, thank you for taking my question.

Edward Hemmelgarn - Shaker Investments - Analyst

Yes, hi there, Greg. I guess I do have a couple of questions. One being, I get the impression that he was a bad internal auditor. And my question is, why did it take -- or why didn't you fire him earlier? I mean, based upon -- say what you are commenting about is the performance as an internal auditor was poor, right? As a former auditor, I would have fired him within a very short period of time because -- and so, it calls into question I guess somewhat, the quality of who is supervising the internal audit staff, and why aren't you getting that?

Greg Garrabrants - BofI Holding Inc - President & CEO

Well, I accept responsibility for everything that happens here. The auditor, the audit manager reports to the audit committee. Now the audit manager is no longer here, and we have a new, more experienced audit manager.

Now that conclusion that you drew, would be a logical conclusion that you may think anyone who looked objectively at this would have, including third parties, right? As we conducted our own review, the General Counsel conducted its own review for the audit committee of what happened, and I think that that conclusion is difficult to argue with.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

The interesting thing is in some respects, because we have a culture that is focuses very strongly on ethics, the fact that when someone brings up something, we wanted to try to help him understand.

So this was an attempt, an overweening attempt to try to help, that there would be some improvement, and he really wasn't here that long. I mean, in his first review cycle, he was being told that his audit work would not experience as many delays, if he improved his communication skills and did not wait for email responses from business units. So that's his first full review cycle.

We have six month review cycles. So I'm not trying to justify that. But I am also saying that it's not as if nothing was done about this individual. He was being provided performance counseling, and he was given multiple direct feedback from a variety of people about style and these other sorts of things. Obviously, when you step back from this overall, neither he nor his supervisor are with the Bank anymore.

Greg Garrabrants - BofI Holding Inc - President & CEO

When did he start his employment as an internal auditor with the bank?

Andy Micheletti - BofI Holding Inc - EVP & CFO

September 2013.

Edward Hemmelgarn - Shaker Investments - Analyst

So he was with the Bank a year and a half?

Greg Garrabrants - BofI Holding Inc - President & CEO

Yes that's about right.

Edward Hemmelgarn - Shaker Investments - Analyst

That's a pretty long time.

Greg Garrabrants - BofI Holding Inc - President & CEO

As I said, neither the manager nor the internal auditor are here anymore. I also said the manager had no issues and no allegations of any sort of improprieties and things like that. There was a direct discussion between Mr. Ball and the head of internal audit about what was going on, what happened, all these issues with fully discussed and there were no allegations made by Ball. Mr. Erhart is out on his plank with regard to this.

Edward Hemmelgarn - Shaker Investments - Analyst

Has there been any discussion or will there be any discussion at the audit committee and board level since they are the ones that I believe employ the internal audit director and manager? Frankly, it is about ways they can improve their oversight and standards with regard to these things.

Greg Garrabrants - BofI Holding Inc - President & CEO

They've done a great job in the creation of a plan which included an implementation of the system which is currently in place that very specifically monitors performance of internal auditors and ensures that they would no longer be able to get away with having the type performance that Erhart did with the completion of so few audit. There are also other things in the plan to accelerate information about what auditors are working on. Was he working on a legitimate payroll audit or not? No he wasn't, he wasn't even working on a legitimate payroll audit. He obtained salary information from the payroll person by using his color of audit authority and he went down and spent time sharing that information with other people in the compliance and audit department to encourage them to be disgruntled. Part of the way that we

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

found out that something had happened was that one of those individuals said why do I get a lower bonus when I produced the same number of audits. Clearly the systems implementation is absolutely important.

We have a system in place right now that tracks auditor performance very clearly. We have a better and more seasoned manager, someone who understands and who is going to focus on the right sorts of things, furthermore we also have a signed a contract to implement a program with a much more sophisticated system than we even have in place right now for the tracking of these audits.

I think that the audit committee has done a fantastic job of putting in place a very serious program and I would also say that the level of improvement that we have in general related to employment of Mr. Tolla and the enhancements of the audit function have been going very well.

Edward Hemmelgarn - Shaker Investments - Analyst

I understand. I guess what I'm trying to say is that it sounds to me as if this is the biggest problem that the Bank has, that this was an inadequately run and unsupervised internal audit group.

Greg Garrabrants - BofI Holding Inc - President & CEO

I think that with regards to that, it's interesting. I don't have direct evidence yet of financial incentive associated with this, but whether it was that or something else, it's very strange that you have an internal auditor communicating results to the New York Times. When I get into detail with the New York Times reporter he would be mentioning things that are material nonpublic information that Erhart gave him.

So something went on here and I think in the management of somebody, we would expect people to work in good faith and you often do not assume that they are doing something with a nefarious motive. So I'm not defending Mr. Ball in every respect, but I am saying that frankly, there are other auditors where he did a fine job working with them and they were able to conduct their audits and did not go out of scope.

To my knowledge they never shared confidential information for extraneous purposes with other auditors, all of those are things that happened with Erhart didn't happen before. I think it is correct that the management of this should have caught this earlier and been more effective, but you can't take blame solely away from the party in interest when they complete 25% of the audits that every other team member does.

Edward Hemmelgarn - Shaker Investments - Analyst

And I'm not. I just found that everyone I've had discussions with at Bank of Internet to be very competent and so forth so this was an unusual situation that was a bit of a surprise, so that's all I was commenting. As a shareholder that this is one area that obviously needed improvement and it appears as if you tried to do so.

Greg Garrabrants - BofI Holding Inc - President & CEO

Thank you, anything else?

Okay, thank you.

Don Worthington - Raymond James - Analyst

Hi, good afternoon.

I think on the last conference call again in response to I guess some misinformation about a potential ongoing SEC investigation you said that there was none and I just wanted to clarify that that is still the situation.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Greg Garrabrants - BofI Holding Inc - President & CEO

100% that's the case. If you notice, I said it in the initial script of this conference call, but let me just reiterate that. Not that there's anything much truthful in this complaint, but under paragraph eight, it says Erhart exhausted his administrative remedies. So he filed complaints with a variety of federal agencies, Department of Labor, OSHA, SEC, and that the 180 days timeframe for pursuit of those claims has lapsed.

It is another way of saying that these agencies are not pursuing his allegations and in some cases we got the chance to respond to those and others it was so unimportant the agency didn't even ask for a response - they just determined not to pursue it. They didn't ask for a response because they did not deem it worthy. They would have asked if they thought it was something important and in the case of other agencies they asked and we responded and when you tell the facts of this they simply move on. But then, after he's exhausted these remedies he moved on to this private action which we will be responding to shortly in the next day or two with our own answer and cross complaint.

Don Worthington - Raymond James - Analyst

I guess the other thing was, you just had your 10-K filed with a clean audit opinion so it seems like the external auditors, something they were aware of some of this, obviously they didn't find anything either.

Greg Garrabrants - BofI Holding Inc - President & CEO

We did inform them of all of this. We did our own investigation, all of that was provided to our external auditors and the external auditors reviewed it and found it to be completely without merit.

So that was that and obviously we were able to file our 10K timely.

Somebody told me that the short-sellers were going around saying we fired our external auditor today, and that was one of the pieces of disinformation that was put out and that was incorrect. The external auditor was not fired, everything's great, there is no issue. Our external auditor found nothing wrong, and there is no issue with that. I don't know if you heard that fabrication, but that was one that was floating around today.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Thank you, I have a couple of follow-ups. One maybe going back to the conversation about Mr. Ball, given what the complaint alleges about his abrupt departure, could you state for the record what actually did happen and why did he leave?

Greg Garrabrants - BofI Holding Inc - President & CEO

I don't want to comment on that internal personnel matter as I have no ongoing dispute with Mr. Ball. I didn't have a dispute with him when he was here. I did have a discussion with him subsequent to it coming to my attention about Mr. Erhart's out of scope work, his failure to complete audits in time, and some other matters. I communicated some of the comments that I was receiving about his management from a variety of third parties. However, I did not fire him. I communicated these issues and I'm sure that he would have felt like any person who had these serious issues communicated would have felt when those issues were communicated to him.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Okay, and two more quick questions. One since we were talking about the external auditor, could you tell us, you have changed auditors over the last 10 years and I believe it was because of efficiency gains from auditors, so I just want to clarify before people makeup news stories.

Greg Garrabrants - BofI Holding Inc - President & CEO

How long ago to the change auditors? Four years?

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Andy Micheletti - BofI Holding Inc - EVP & CFO

It has been three years.

Greg Garrabrants - BofI Holding Inc - President & CEO

So we had BDO for three years. This was based on the fact that they have a significantly greater number of local personnel in the area and they are a larger national firm.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

I think that's a good sense.

Greg Garrabrants - BofI Holding Inc - President & CEO

Just to be clear, I know this is going to sound defensive, but there was no dispute with the former auditor or this auditor, none of that. This is a very clean handoff where everybody was happy. That was a long time ago, but in any event there was no dispute there.

Julianna Balicka - Keefe, Bruyette & Woods, Inc. - Analyst

Very good, makes sense. My final question that I will step back to the queue. The stock below $100, would you be buying it later?

Greg Garrabrants - BofI Holding Inc - President & CEO

Absolutely, I would and I am talking to legal counsel to see if I can get out of the blackout, that's going to be something that I'd like to find out.

I asked Andy if we could disclose the quarter today and kind of really show people what's going on and make them very happy, but he said we need to wait until the auditors finish their quarterly work. But the issue is that I have information about a very good quarter and the quarter is going to beat analyst expectations significantly. Margin is going to be as high as it has been, prepaid fees are going to be up, you will see this big growth quarter-over-quarter and then Block is going to be added on top of that and you can start doing the math. It looks very good. The problem is for me buying stock having that information. The thing that I want to make sure is that, although I would like to profit from this opportunity, I also want to make sure that somehow it is not twisted and used against me in some manner.

Greg Garrabrants - BofI Holding Inc - President & CEO

The final thing I did want to mention with regard to this question of whether I paid taxes on money from share sales. Taxes were paid. There's actually a form 4 with my stock gift, so having several million in a family trust is not particularly unusual and I think it is indicative of his lack of experience to assume that, as anyone can readily see the source of funds. These accusations are fairly odd things showing there wasn't a lot of diligence done on the complaint.

Mark Heilweil - Spectrum Advisor Services - President

Thank you Greg, you're doing a great job, I'm a long-term shareholder, we are at Spectrum as you know. I'm sure you have more productive things to deal with than these issues. I know I've written the writer of that article and I wonder whether we should encourage New York Times to spend some of their investigative expertise in finding out what is behind this because I think frankly they owe shareholder something at this point in time for being used.

I went to Peter and said you're being used, and you are publicizing a lawsuit that doesn't merit publicity.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Greg Garrabrants - BofI Holding Inc - President & CEO

It's interesting, because Peter is on the call and I've enjoyed my conversations with Peter, I found him willing to take my calls and listen and understand. I think the interesting question about this is, you need two factors, you need a media to publish something and you need people to react in a certain way. I think if I was arguing Peter's case, which I wouldn’t normally do, but I will for the sake of intellectual honesty, is that he would say, I am simply reporting something that is newsworthy and the mere fact that the stock dropped by such percentage is demonstrative of its newsworthiness.

The tough part is, I think he felt like he needed to get it out quickly before we could respond with a counterclaim. And I didn't honestly expect the stock to react this way because these allegations had been out there already and I had effectively talked about them in detail.

But I believe that your point has merit and that if filing a meritless lawsuit enables someone to get a reaction and make some money, we need to work on this and push the SEC to figure out exactly who is coordinating this stuff. There were some puts at 100, and when you are sitting at 140 they are out of the money and they want to get something back there. We'll see where this goes.

There's a lot of money at stake and with the short interest, there are hundreds of millions of dollars at stake even for a relatively small company. If you can raise questions and you happen to be lucky enough to have someone inside who is ready and willing to talk, I've mentioned to Peter that there was a consultant who was hired to call our ex-employees. We have ex-employees who have been offered money to talk and one of our former heads of compliance was a great guy and runs a group at a larger bank now, and he called us and said that he got offered a consulting fee if he was willing to say things about BofI.

So if I've got a New York Times reporter asking me about a subpoena for an individual borrower, how did he get that information? Because that's not public and it is material. When the stock price dropped it was material. It will be worth thinking about those sorts of things.

Mark Heilweil - Spectrum Advisor Services - President

I stand by my point that all the news is not fit to print. Once it is not fit to print, I think there are groundless lawsuits filed every day against corporations and I think the New York Times need to be -- needs to be more responsible and I'm glad Peter is more responsive -- is on the call in deciding what the heck they print given particularly the history of this.

I've got better things to do and you've got better things to do and this is a costly thing that reflects poorly on the reporter and I will stand by that.

Greg Garrabrants - BofI Holding Inc - President & CEO

I understand and thank you for that. It's interesting to juxtapose this lawsuit. We had a frivolous lawsuit presented to us several years ago and it was an attempt to extract some money from the Bank. They asked for $300 million and called us immediately and said if you give us $5 million today we will not file this lawsuit. My response was, I don't negotiate with terrorists, you're not getting any money.

But the New York Times did not take that lawsuit up. It was nonmaterial. We paid absolutely nothing on that lawsuit, not a penny, and the plaintiff, the day before they were about to be deposed went away and got nothing. So it's interesting because they had all these ridiculous allegations, asking for $300 million, said they would take five million and ended up with nothing.

This lawsuit is interesting because if you look at what his actual damages are, it's not worth the cost of filing a complaint. If you think about the economic interest there has to be something else going on and we all know what it is. I think those are all important considerations to think about.

BofI Holding, Inc. October 14, 2015 Conference Call Transcript

Mark Heilweil - Spectrum Advisor Services - President

Thanks very much and keep up the good work.

Operator

There are no questions in the queue at this time.

Greg Garrabrants - BofI Holding Inc - President & CEO

Okay, thank you everybody, thanks for listening. I am very sorry that you would have to go through this, but rest assured that the quarter looks great, people are motivated and dedicated here to making this Bank not only a great financial performer, but continue to make it a great regulatory performer.

We've dedicated a lot of time and effort continually over the years to our systems and processes. I hope those of you who are serious about understanding more about the Bank will come out to analyst day and you will hear about our data-driven up compliance initiatives and all the wonderful things we're doing of the business and I think you'll walk away really excited about it.

We will vigorously defend this and get through it. Absolutely nothing will come of it and again, I'm sorry for what you had to put up with from the standpoint of the share price today. Take care.

Operator

That does conclude today's conference, thank you for your participation.